                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT
                              --------------------


     This Employment Agreement (this "Agreement") is made as of this 15th day of April, 1997 by and among Anna Radzievsky ("Employee") and Rayco Group, Inc., a Delaware corporation ("Buyer") and Leap Group, Inc., a Delaware corporation ("Parent").

     WHEREAS, on the date of this Agreement, Buyer is purchasing substantially all of the assets of Y.A.R. Communications, Inc., a New York corporation ("Y.A.R.") pursuant to the terms of an Asset Purchase Agreement dated of even date herewith, entered into by and among Buyer, Parent, Anna Radzievsky, Yuri Radzievsky and Y.A.R. (the "Purchase Agreement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

     WHEREAS, Employee is currently an Executive Vice President, Chief Operating Officer and Secretary of YAR.

     WHEREAS, Buyer now desires to employ Employee, and Employee desires to be employed by Buyer, on the terms and conditions set forth in this Agreement.

     WHEREAS, upon purchase of Y.A.R.'s assets, Buyer and Parent will be engaged in the Business.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Buyer and Employee agree as follows:

     1. Employment. Buyer hereby employs Employee as a Chairman of the Board, President and Chief Executive Officer of Buyer, and Employee hereby accepts such employment and agrees to act in such capacities, all in accordance with the terms and conditions of this Agreement.

     2. Term of Employment. Employee's employment under this Agreement will begin on the date of this Agreement and will continue until the third (3rd) anniversary of the date of this Agreement (the "Initial Employment Period" and together with all Renewal Periods (as defined below), if any, the "Employment Period"). The terms and conditions of this Agreement may be renewed by Buyer, in its sole discretion, for two subsequent terms of one (1) year each (each, a "Renewal Period") upon the terms set forth herein. Buyer or Parent shall notify Employee prior to the end of the Initial Employment Period or Renewal Period, as the case may be, of its desire to renew. Any such renewal shall be under the same terms and conditions set forth herein unless otherwise agreed to, in writing, by Buyer, Parent and Employee. Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination at any time pursuant to Section 6 below.

     3. Offices and Duties. In her positions as Executive Vice President, Chief Operating Officer of Buyer, Employee shall have all of the powers, duties and responsibilities customary to such offices, as are reasonably necessary to the operations of Buyer and as may be assigned to him, from time to time, by the Board of Directors of Buyer and/or the Chief Executive Officer of Parent ("Parent CEO") consistent with her positions as designated above. During the Employment Period, Employee shall report on a regular basis only to the Board of Directors of Buyer and Parent CEO. The Employee's services hereunder shall be performed at the primary offices of Buyer in New York, New York, or somewhere located in the New York Metropolitan Area subject to necessary travel requirements of her positions and duties hereunder, consistent with past practices. Employee agrees that during the Employment Period, she will devote substantially all of her business time and attention, on a full-time basis, and use her best efforts to fulfill her duties and responsibilities under this Agreement. Employee agrees to cooperate with the Buyer and Parent in connection with obtaining Key Man life insurance, including, without limitation, agreeing to a physical examination and providing any health records.

     4.   Compensation.

          (a) Base Salary. During the Employment Period, Buyer will pay Employee an annual base salary of $300,000 (the "Base Salary"), to be paid in accordance with Buyer's normal payroll practices.

          (b) Spouse's Disability. If, and only if, Yuri Radzievsky is unable to perform his duties as an employee of Buyer, then Employee shall receive $150,000 per year in addition to the Base Salary as compensation for the increased responsibilities, if any, which may be required of Employee (the "Extra Salary").

          (c) Benefits. Employee, and to the extent eligible under the terms of any plans or programs, her dependents, will be entitled to participate in group life and medical insurance and dental plans, profit-sharing and similar plans, and other "fringe benefits" made available by Buyer and Parent, from time to time, to other senior executive officers of Parent, in accordance with the terms of such plans and programs. In addition, Employee shall be entitled to participate in all retirement plans and programs (including without limitation, any profit sharing/401(k) plan) made available by Buyer and/or Parent to their senior executive officers generally, in accordance with the terms of such plans and programs. Employee shall also be entitled to receive "fringe benefits" and perquisites in accordance with the plans, practices, programs and policies from time to time in effect and available generally to the senior executive officers of Buyer or Parent. In furtherance of the foregoing and not in limitation thereof, the following benefits shall be provided to Employee:

               (i) Employee shall be entitled to four weeks paid vacation during each calendar year, to be taken at such time(s) as shall not, in the reasonable judgment of the Board of Directors of Buyer, materially interfere with Employees fulfillment of her duties thereunder, and shall be entitled to holidays, sick days and personal days consistent with the policies of Parent.

               (ii) Buyer shall provide Employee with the exclusive use of a Buyer-owned or leased automobile. The model and year of such automobile shall be consistent with prior practices of Y.A.R. Buyer shall also pay all expenses of operating, garaging, maintaining and insuring such automobile.

               (iii) Employee shall be covered by directors' and officers' liability insurance to the extent that such insurance is maintained by Parent for the directors and officers of Parent and its subsidiaries.

     The entitlements available to Employee pursuant to the provisions of this
Section 4(c) are collectively call "Benefits."

          (d) Withholding. All compensation payable to Employee under this Agreement is stated in gross amount and will be subject to all applicable withholding taxes, other normal payroll deductions, and any other amounts required by law to be withheld.

          (e) Expenses. Buyer, in accordance with the policies in effect, from time to time, will pay or reimburse Employee for all expenses (including travel and entertainment expenses) reasonably incurred by Employee during the Employment Period in connection with the performance of Employee's duties under this Agreement, provided that Employee shall provide to Buyer documentation or evidence of expenses for which Employee seeks reimbursement in accordance with the policies and procedures established by Buyer.

     5. Covenant Not to Compete. Employee agrees and acknowledges that in order to assure Buyer and Parent that Buyer will retain its value as a going concern, it is necessary that Employee undertake not to utilize her special knowledge of the Business and her relationships with customers and suppliers to compete with Buyer. Accordingly, Employee acknowledges the necessity, and agrees, to abide by all of the terms of that certain Noncompetition Agreement, dated of even date herewith, between the parties hereto pursuant to the terms thereof (the "Noncompetition Agreement").

     6.   Termination and Severance.

          (a) Buyer may terminate Employee's employment hereunder at any time for Cause by providing to Employee written notice of termination stating the grounds for termination for "Cause" (defined below). Upon notice of termination of employment for Cause, the Employment Period will immediately end, Employee will not be entitled to receive any further compensation (whether in the form of Base Salary, bonuses, Extra Salary, Benefits or otherwise) other than (i) accrued but unpaid Base Salary, if any (ii) accrued by unpaid Extra Salary, if any and (iii) unpaid reimbursable expenses outstanding on the date of termination, and neither Buyer nor Parent shall have any further obligations whatsoever to Employee. Any Benefits to which the Employee or her beneficiaries may be entitled under the plans and programs described in Section 4(c), or any other applicable plans and programs (including rights under any stock options granted to Employee), shall be determined as of the date of such termination by the Board of

     Directors of Buyer unless the terms of such plans and programs specifically address termination of employment.

          (b) In the event that Employee voluntarily terminates her employment (other than as set forth in Section 6(c) below), or her employment is terminated as a consequence of her death or disability, the Employment Period will end on the effective date of such termination, provided that (other than for death or disability) Employee shall provide Buyer with thirty (30) days prior written notice of the effective date of any such termination. Following a voluntary termination by Employee for any reason (including death or disability), Employee shall not be entitled to receive any further compensation (whether in the form of Base Salary, bonuses, Extra Salary, Benefits or otherwise) other than (i) accrued but unpaid Base Salary, if any (ii) accrued by unpaid Extra Salary, if any and (iii) unpaid reimbursable expenses outstanding on the date of termination, and neither Buyer nor Parent shall have any further obligations whatsoever to Employee. Any Benefits to which the Employee or her beneficiaries may be entitled under the plans and programs described in Section 4(d), or any other applicable plans and programs (including rights under any stock options granted to Employee), shall be determined as of the date of such termination by the Board of Directors of Buyer unless the terms of such plans and programs specifically address termination of employment.

          (c) Employee shall be entitled to terminate this Agreement and the Employment Term hereunder in the event that (i) Buyer is in default of a material term of this Agreement (including, without limitation, the assignment to Employee of general duties which are materially inconsistent with the duties set forth in Section 3 or the failure of Buyer or Parent to pay the Employee any Base or Extra Salary when due or to provide any Benefits as required under this Agreement) or (ii) Buyer or Parent fail to make an undisputed Earn-Out payment when due under the provisions of Sections 1.7 and 1.8 of the Purchase Agreement, in any case under (i) or
     (ii) above, which default or nonpayment remains uncured for a period of 30 days after written notice of such default from Employee to the Board of Directors of Buyer and Parent (such notice to specify the specific nature of the claimed default and the manner in which Employee reasonably suggests such default can be cured).

          (d) In the event Buyer terminates Employee's employment without "Cause" or Employee terminates her employment pursuant to the provision of
     Section 6(c) above, Employee shall be entitled to continue to receive from Buyer, (i) her then applicable Base Salary and Extra Salary (if applicable) when otherwise payable and Benefits through the end of the Initial Employment Period or the then current Renewal Period, as the case may be, and (ii) any unpaid reimbursable expenses outstanding as of the date of termination. If Employee is precluded from continuing her participation in any Benefits provided under any employee benefit plan or program, she shall be provided the after-tax equivalent of the Benefits provided under such plan or program in which she is unable to participate for the remainder of the Initial Employment Period or the then current Renewal Period, as the case may be. The economic equivalent of any Benefit under such plan or program foregone shall be deemed to be the lowest cost that would be incurred by Employee in obtaining such Benefit herself on an individual basis. In connection with a termination without Cause or a termination by Employee under Section 6(c), except as provided in this Section 6(d), neither Buyer nor Parent shall have any further obligations whatsoever to Employee. In the event Buyer or Parent fails to pay Employee pursuant to the terms of this Section 6(d) (within 30 days after Employee has delivered written notice to Buyer and Parent of such payment default), the covenants set forth in Section 1 of the Noncompetition Agreement shall cease to have any further force and effect and shall be deemed null and void ab initio. Notwithstanding the foregoing or anything to the contrary contained herein, in any other document or agreement or otherwise, (A) if a termination of Employee's employment occurs pursuant to Sections 6(a) or 6(c) and (B) a dispute arises in connection with such termination which dispute could result in a termination of any provisions of the Noncompetition Agreement pursuant to the terms hereunder, then such dispute will be submitted to and resolved within 60 days of such submission by a panel of three independent arbitrators chosen pursuant to the rules and regulations of the American Arbitration Association (the "AAA") and the matter will be resolved in accordance with the rules promulgated under the AAA; provided, however the Federal Rules of Evidence will govern such proceeding. The decision rendered by such arbitration panel shall be final and binding on the parties and enforceable in a court. In the event such decision is against Buyer or Parent and otherwise would cause any of the provisions of the Noncompetition Agreement to terminate, Buyer and Parent shall, have the right to require the provisions set forth in the Noncompetition Agreement to remain intact and in full force and effect by paying Employee all amounts (as determined by such arbitration panel) due to Employee, pursuant to the terms hereunder, in connection with such termination.

          (e) "Cause" means and shall be limited to (i) an act of fraud, dishonesty or disloyalty by Employee with respect to Buyer, (ii) Employee's commission of acts constituting a felony, (iii) any breach by Employee of any material provision of this Agreement or the Noncompetition Agreement,
     (iv) Employee's willful engagement in gross misconduct materially injurious to Buyer or its affiliates, or (v) any intentional act or gross negligence by Employee that has a material, detrimental effect on the reputation or Business of Buyer or its affiliates. The determination as to whether "Cause" exists shall be made by the directors of Buyer in the exercise of their reasonable, good faith business judgment, which judgment shall not limit Employee's rights or remedies to challenge such judgment under this Agreement or under any applicable laws; provided, however, prior to effective date of any such termination, the Employee shall be given (A) a written notice by the Board of Directors of Buyer (the "Board") stating in detail the grounds on which the proposed termination for Cause is based,
     (B) a reasonable opportunity (as determined by the Board) to cure the conduct for such termination, to the extent curable and (C) if requested by the Employee, in writing, a reasonable opportunity to be heard by the Board.

          (f) The Employee hereby agrees that Buyer may dismiss her for Cause or without Cause without any liability except for the payments required to be made pursuant to the terms of this Section 6 above, and without regard to any general or specific policies (whether written or oral) of Buyer relating to the employment or termination of its employees. In return for tendering the payments provided under this Section 6, regardless of whether after tender of such payment Employee accepts it, Employee for itself and her heirs, executors, administrators and assigns ("Releasors") does hereby remise, release, forever discharge and covenant not to sue Buyer, Parent or any of their affiliated entities or respective agents, officers, directors and employees, and any of their respective heirs, successors and assigns of and from all manners of action, cause and causes of action, suits, debts, dues, accounts, liabilities, covenants, contracts, agreements, claims, obligations, damages, injuries and demands whatsoever of any kind and nature, whether foreseen or unforeseen, contingent or actual, liquidated or unliquidated in law or in equity which any Releasor has or may have against any of the aforementioned parties except for claims for breaches by Buyer of express provisions of the Purchase Agreement pursuant to which Buyer purchased all of the assets of Y.A.R.

     7.   Obligations On Termination.

          (a) Upon the expiration or termination of the Employment Period for any reason, Employee shall be deemed to have resigned from all offices, directorships, trusteeships, or other positions she may then hold with Buyer, Parent or an affiliated entity. Such resignation shall be deemed effective immediately thereupon, without the requirement that a written resignation be delivered.

          (b) Employee agrees that for a period of thirty days following the expiration or termination of the Employment Period pursuant to Section 6(b) (other than in cases of death or disability) to use her best efforts to complete any engagement for a client of Buyer or Parent with which she was involved; and (ii) to provide any services which Buyer may reasonably require to discharge its continuing obligations to its clients with respect to services performed by Employee, and in such events Employee will be entitled to her full compensation on a per diem basis at her then customary rate for such services.

          (c) Employee understands, acknowledges and agrees that all client receivables and work in process attributable to clients secured or work performed by Employee during the Employment Period shall be and remain property of Buyer after termination of Employee's employment hereunder.
     For a period of thirty days following termination of the Employment Period, pursuant to Section 6(b) (other than in cases of death or disability), Employee shall use her best efforts to assist Buyer in collecting all fees, expenses and other charges owed to Buyer by any client of Buyer and billing such client for services rendered prior to the termination of the Employment Period.

          (d) The Employee hereby acknowledges and agrees that all "Personal Property" (defined below) and equipment furnished to or prepared by the Employee in the course of or incident to her employment, belong to Buyer and shall be promptly returned to Buyer upon termination of the Employment Period. "Personal Property" includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and all other proprietary information relating to the business of Buyer; provided, however, that nothing shall preclude the Employee from retaining or removing (i) her personal rolodex; or (ii) information not containing Confidential Information (as defined in Section 6) or a trade secret, obtained while in the employ of Buyer. The Employee cannot retain or remove personal property that is or contains Confidential Information or a trade secret, obtained while in the employ of Buyer. Prior to retaining or removing any personal property other than her personal rolodex, the Employee will inform Buyer of what personal property she intends to retain or remove. If a dispute arises between Buyer and the Employee, the parties shall arbitrate such dispute in a manner mutually agreeable to them. Following termination, the Employee will not retain any written or other tangible material containing any Confidential Information or trade secrets, except as described above.

     8.   Miscellaneous.

          (a) Notices. All notices and other communication between the parties pursuant to this Agreement must be in writing and will be deemed given when delivered in person, one (1) business day after being dispatched by a nationally recognized overnight courier service, three (3) business days after being deposited in the U.S. Mail, registered or certified mail, return receipt requested, or one (1) business day after being sent by facsimile (with receipt acknowledged), to Buyer at the address of Parent's principal office (attention to the Chief Financial Officer) in the Chicago, Illinois metropolitan area and to Employee (or her representatives) at 90 Riverside Drive, Apt. 10B, New York, New York 10024. Employee (or her representatives) may change her address for notice purposes by delivering notice to Buyer in accordance with this Section 8(a). All notices sent to Buyer shall also be delivered to:

                         Katten Muchin & Zavis
                         525 West Monroe Street
                         Suite 1600
                         Chicago, Illinois 60661-3693
                         Attention:  Matthew S. Brown, Esq.
                         Facsimile No.:  (312) 902-1061

     All notices sent to Employee shall also be delivered to:

                         Davis & Gilbert
                         1740 Broadway
                         New York, New York 10019
                         Attention:  Michael D. Ditzian, Esq.
                         Facsimile No.:  (212) 468-4888

          (b) Governing Law. This Agreement will be subject to and governed by the laws of the State of New York, without regard to principles of conflicts of laws.

          (c) Binding Effect; Guaranty. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, executors, administrators, successors, and assigns, subject to the limitations on assignment in Section 8(h). The Parent guarantees the due and punctual payment of Base Salary and Extra Salary, if any, and such guarantee shall not be affected by the failure of the Employee to avert any claim or demand or to enforce any right or remedy against the Buyer. The Parent agrees that this Section B (c) constitutes a guarantee of payment when due and not of collection.

          (d) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any other agreements, whether oral or written, between the parties with respect to the subject matter of this Agreement.

          (e) Modification. No change or modification of this Agreement will be valid unless (i) it is in writing and signed by both of the parties hereto and (ii) approved, in writing, by a duly authorized officer of Parent. No waiver or change of any provision of this Agreement will be valid unless in writing and signed by the person or party to be charged.

          (f) Severability. If any provision of this Agreement is, for any reason, invalid or unenforceable, the remaining provisions of this Agreement will nevertheless be valid and enforceable and will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable by a court of competent jurisdiction will be deemed modified to the extent necessary to make it valid and enforceable and as so modified will remain in full force and effect.

          (g) Headings. The headings in this Agreement are inserted for convenience only and are not to be considered in the interpretation of construction of the provisions of this Agreement.

          (h) Assignability. This Agreement may not be assigned by either party without the prior written consent of the other party.

          (i) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by Employee and Buyer to express their mutual intent, and no rule of strict construction will be applied against Employee or Buyer.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       BUYER:

                                       RAYCO GROUP, INC.


                                       By:  /s/ Peter Vezmar
                                            ---------------------------
                                       Its: Secretary
                                            ---------------------------


                                       PARENT:

                                       LEAP GROUP, INC.


                                       By:  /s/ R. Steven Lutterbach
                                            ---------------------------
                                       Its: Chief Executive Officer
                                            ---------------------------


                                       EMPLOYEE:


                                       /s/ Anna Radzievsky
                                       --------------------------------
                                       Anna Radzievsky